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This filing relates to the proposed acquisition of Genworth Financial, Inc. (the “Company”) by Asia Pacific Global Capital Co., Ltd. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of October 21, 2016, among the Company, Parent and Asia Pacific Global Capital USA Corporation.

On November 30, 2016, the Company’s Chief Executive Officer gave an interview with Howard Gleckman which was published by Forbes on its website. The following is a copy of that interview:

Forbes

PERSONAL FINANCE 11/30/2016 @ 11:04AM

Genworth’s CEO On The Future Of Long-Term Care Insurance,

Public Coverage, And Going Private

Howard Gleckman, Contributor

I cover news on Washington

Opinions expressed by Forbes Contributors are their own.

Genworth, the biggest seller of long-term care insurance policies in the US, has announced it will be acquired by a Chinese investor, China Oceanwide Holdings. I spoke with Genworth CEO Tom McInerney about the deal, the future of long-term care insurance, and the role of government in covering true catastrophic risk. Here is an edited version of our conversation.

Q: Why did you do the deal with China Oceanwide?

Dealing with our significant debt, you’ve got to strengthen the capital base of the long-term care company. In effect they’re putting in $1.125 billion in capital. They also are working with us on our five year plan to continue to turn the long-term care business around. They are looking to help us improve the rating of all our operating subsidiaries (NOTE: Besides long-term care (LTC) insurance, Genworth also operates an international mortgage insurance business).

Our LTC sales are very low. The main reason is that our ratings for the LTC company are below investment grade. We strongly felt (this) was the best deal for our shareholders, (and) because of their willingness to put so much capital into our company, (it) is a real positive from the regulators’ perspective.

The real thing we have to do is to get the premium increase on the back book (older long-term care policies). We have lost about $2.5 billion on that old block of business on a pre-tax basis. We need to get that to break-even going forward.

It’s easier to fix the back book when we don’t have all the pressure from our shareholders who are very interested in getting capital back in dividends and share buybacks. That just wasn’t going to be in the cards. It takes some of the pressure off that shareholders have been putting on us.

Q: How are regulators responding to your requests?

I’m strongly convinced the regulators will give us the actuarially-justified premium increases. I also think the regulators have finally agreed with me that the whole business model for long term care insurance in the US was severely flawed with the level premium model. We should never have done that. It should have been, like most insurance, an annual rerating model.

Regulators have been slower to give (rate increases) and (they have) spread them out. It’s going to take 3-5 years to fix that book.

Q:What makes you confident that we’ll actually see a change in the premium design?

There is a strong need for a robust private LTC insurance market in the US. The best long-term care financing option is a robust private market that can cover the first loss position at an affordable level.

The private market probably can’t continue to cover catastrophe losses at affordable premiums. Ninety percent of our claims are under $150,000, but what’s killing us are the severe dementia/Alzheimers claims. The $1.2 billion we added (to reserves) in 2014 and the $435 billion we just added are for the claims that last longer than 7 years. They are lasting a lot longer than we thought.

When I came to Genworth in 2014, I just didn’t understand the regulators and companies were doing this level premium. It was just a totally dumb model. To run a business where you are collecting premiums for 30 years or so before paying claims (and) taking 30-40 year interest rate risk, lapse risk, and morbidity mortality risk, that’s crazy. You should never have a model that by the time you realize you are (actuarially) off, it’s too late.

If we had an annual rerate model, we would have done a series of small single-digit premium increases. We would have been fine. Certainly consumers could have handled (it). We would not have had the problem with the old book. You’d still have 100-plus (carriers still selling insurance) (NOTE: Currently, only about a dozen firms are selling stand-alone LTC insurance).

(The regulators) resisted for a long time, they hung on to this level premium with a view that you’re not going to raise premiums on older Americans. That’s a nice thought but you can’t run an insurance program on nice thoughts. You’ve got to base it on the risks of the business.

Q: What else can the Oceanwide deal do for Genworth?

We have 47 million Americans over the age of 65. In China they have 225 million over 60 or 65. With the one child law they have very challenging demographic trends, so one of the reasons Oceanwide was interested is they want me to help them develop an LTC insurance business in China.

There is a need for this insurance in Japan and Europe as well because of the aging populations. Those countries don’t have an industry today. If we had been on our own we wouldn’t have had the opportunity with our lack of ability to generate capital, but with this combination I’m optimistic that there will be an opportunity to help those other countries develop an LTC financing model.

Q: What changes do you see in the benefit model?

If you capitate the products at $150,000 with 3 percent inflation protection, I think you can price those between $1,500 and $2,000–and that’s affordable.

Where we’re all being killed is with dementia. That probably is not insurable by the private market. You need 90 percent of LTC policyholders to cover the 10 percent who are going to have dementia.

We’re in a better place to cover $150,000. If your claim goes over that, the catastrophe policy kicks in. If the government created catastrophe insurance that (covers) some of the Medicaid expenditures, in the end that would lower overall costs to the government. If there is no private market, Medicaid is going to get into huge trouble.

There is a real opportunity for employer-sponsored LTC insurance to cover up to $150,000 with inflation protection, and then have some kind of a public program for catastrophe to cover the severe dementia type claims. That is what I think is the ultimate solution.

Q: I’ve heard you say that an annual premium of about $1,500 is an inflection point. Much more than that and people won’t buy.

That’s right. When you can put the premiums at around $1,500 or so you dramatically expand the number of people willing to buy private insurance. If it gets much higher than that they believe it’s just too expensive and they won’t buy it.

Q: What about combination products that merge long-term care insurance and life insurance?

The current people selling combo products have no idea how badly they have priced the product. A lot of the original combo products were single premium, and those are way underpriced. They won’t have claims until 20 years from now and they’ve done what we all have done on the traditional (policies). They are taking 20-year interest rate risk, lapse risk, and morbidity risk. Companies that put real value in the LTC rider are going to be burned in 20 years

Combos where you have a death benefit or cash value and if you have an LTC claim you just get to accelerate the benefit, then those are really not LTC policies. They don’t provide much value. They are really a life policy: It’s just that you get your death benefit before you die.

I’m not against combo products. If you balance the things right, those who never have an LTC claim get a death benefit. But where you’re really adding value with the LTC rider you need the ability to increase the premiums depending on what happens on the assumptions.

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